Exhibit 99.1 Press Release
Penske Automotive Group, Inc., 2555 Telegraph Rd. Bloomfield Hills, MI 48302

FOR IMMEDIATE RELEASE

PENSKE AUTOMOTIVE GROUP INCREASES DIVIDEND
AND SHARE REPURCHASE AUTHORIZATION

Dividend Increased by Three Cents to $0.50

Share Repurchase Authorization Increased to $250 Million

BLOOMFIELD HILLS, MI, May 12, 2022 – Penske Automotive Group, Inc. (NYSE: PAG), a diversified international transportation services company and one of the world’s premier automotive and commercial truck retailers, today announced that its Board of Directors has increased the Company’s dividend by 6.4%, or $0.03 per share, to $0.50 per share. “During the first quarter of 2022, Penske Automotive Group generated $381 million in cash flow from operations. Based on this strong cash flow, and the continued strength of the Company’s diversified business model, we are delighted to provide our shareholders with another increase in the cash dividend,” said Penske Automotive Group President, Robert Kurnick.

The dividend is payable June 1, 2022, to shareholders of record on May 23, 2022.

Additionally, the Board of Directors increased the Company’s share repurchase authorization to $250 million. From January 1 through April 30, 2022, the Company had repurchased 1.9 million shares for $184.1 million, leaving it with $46.3 million available as of April 30, 2022.

About Penske Automotive
Penske Automotive Group, Inc., (NYSE: PAG) headquartered in Bloomfield Hills, Michigan, is a diversified international transportation services company and one of the world’s premier automotive and commercial truck retailers. PAG operates dealerships principally in the United States, the United Kingdom, Germany, Italy, and Japan and is one of the largest retailers of commercial trucks in North America for Freightliner. PAG also distributes and retails commercial vehicles, diesel and gas engines, power systems and related parts and services principally in Australia and New Zealand. Additionally, PAG owns 28.9% of Penske Transportation Solutions, a business that manages a fleet of over 373,000 vehicles providing innovative transportation, supply chain and technology solutions to North American fleets. PAG is a member of the Fortune 500, Russell 1000, and Russell 3000 indexes, and is ranked among the World’s Most Admired Companies by Fortune Magazine. For additional information, visit the company’s website at www.penskeautomotive.com.

Caution Concerning Forward Looking Statements
Statements in this press release may involve forward-looking statements, including forward-looking statements regarding Penske Automotive Group, Inc.’s financial performance, acquisitions, and growth plans. Actual results may vary materially because of risks and uncertainties that are difficult to predict. These risks and uncertainties include, among others, the duration, severity, and resolution of the COVID-19 pandemic, government mandated restrictions on our business in light of COVID-19 or otherwise, economic and geo-political conditions generally, conditions in the credit markets, inflation, changes in interest rates and foreign currency exchange rates, changes in tariff rates, changes in the distribution model in our international operations via agency or other means, adverse conditions affecting a particular manufacturer, including the adverse impact to the vehicle and parts supply chain due to limited vehicle availability due to the COVID-19 pandemic, the war in Ukraine, the shortage of automotive semiconductor chips or other components, natural disasters, recall or other disruptions that interrupt the supply of vehicles or parts to us, changes in consumer credit availability, the outcome of legal and administrative matters, and other factors over which management has limited control. These forward-looking statements should be evaluated together with additional information about Penske Automotive Group’s business, markets, conditions, and other uncertainties, which could affect Penske Automotive Group’s future performance. These risks and uncertainties are addressed in Penske Automotive Group’s Form 10-K for the year ended December 31, 2021, and its other filings with the Securities and Exchange Commission (“SEC”). This press release speaks only as of its date, and Penske Automotive Group disclaims any duty to update the information herein.

Inquiries should contact:

Shelley Hulgrave	Anthony Pordon
Executive Vice President and	Executive Vice President Investor Relations
Chief Financial Officer	and Corporate Development
Penske Automotive Group, Inc.	Penske Automotive Group, Inc.
248-648-2812	248-648-2540
shulgrave@penskeautomotive.com	tpordon@penskeautomotive.com

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